Exhibit 99.2

AutoWeb, Inc. Q4 and FY 2021 Earnings Call Transcript Call Participants

EXECUTIVES

Carlton D. Hamer
Executive VP & CFO

Jared R. Rowe
CEO, President & Director

ANALYSTS

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Maxwell Scott Michaelis
Lake Street Capital Markets, LLC, Research Division

ATTENDEES

Cody Cree
Gateway Group, Inc.

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss AutoWeb's financial results for the fourth quarter and full year ended December 31, 2021.

Joining us today are AutoWeb's President and CEO, Jared Rowe; the company's CFO, Carlton Hamer; and the company's outside Investor Relations adviser, Cody Cree, with Gateway Group. Following their remarks, we'll open the call for your questions.

I would now like to turn the call over to Mr. Cree for some introductory comments.

Cody Cree
Gateway Group, Inc.

Thank you, Josh. Before I introduce Jared, I remind you that during today's call, including the question-and-answer session, statements that are not historical facts, including any projections, statements regarding future events or future financial performance or statements of intent or belief, are forward-looking statements and are covered by the safe harbor disclaimers contained in today's press release and the company's public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company's Form 10-K for the year ended December 31, 2021, which was filed prior to this call as well as other filings made by AutoWeb with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be disclosing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure and a statement disclosing the reasons why company management believes that adjusted EBITDA provides useful information to investors regarding the company's financial condition and results of operations are included in today's press release as posted on the company's website.

And with that, I will now turn the call over to Jared. Jared, over to you.

Jared R. Rowe
CEO, President & Director

Thanks, Cody, and good afternoon, everybody. Before we jump into the quarter and our strategic goals for 2022, I wanted to briefly spend some time recapping just how far we've come as an organization.

So I think as you all know, we started this turnaround journey in 2018, and we've made some really, really meaningful strides towards transforming the company over the past 4 years. Now during this time, we've done a lot in terms of consolidating our operations and reducing unnecessary overhead and redundancies. We have retired a tremendous amount of technical debt to greatly improve our operational resiliency and efficiency. We've replenished our key talent, including appointing industry experts, to some of our most critical roles. We've modernized our audience acquisition approach to continue providing our customers with high-quality leads. And we've overhauled our operational structure to become far more nimble and better positioned for future growth across multiple revenue streams.

So essentially, what we've done is we've created an organization that's much more efficient with better operating leverage, all while responding to a very, very challenging macroeconomic environment. As a result of these efforts, when comparing our full year 2021 results with our full year 2018 results, which again was the first year of the turnaround, we were able to cut our cost of sales by 49% and operating expenses by 43%.

Now during the same comparison period, our revenue declined by 43% as we reposition the company for future growth. We focused on delivering a better quality product rather than just chasing revenue volume. We dealt with the challenges facing the automotive industry. And we've been able to, like I said, really focus on replenishing our talent as an organization.

So to put a bit of a finer point on all of this, over the past 4 years, we removed more than $1 of expense, operating and cost of sales, for every dollar of revenue that came out of this business, which is one of the reasons why we feel really good about our future prospects. Now again, we've done all this in the face of unprecedented market conditions. And I do think it's important to recognize all we've been able to accomplish despite an unfavorable macroeconomic environment. So our work is only just beginning as we start to scale our vehicle acquisition business, which is really the fulfillment of our transaction-enabled matchmaker strategy. I do want to take the time to thank our tireless employees and dedicated stakeholders who've continued to support this company through this journey.

Now let's jump into the fourth quarter. Overall, our fourth quarter results were marked by the continuation of macroeconomic challenges and headwinds felt throughout the year. Inventory challenges, pricing constraints and then unfavorable consumer spending environment resulted in a decrease in many of our key metrics when compared year-over-year.

To give further context to the consumer environment we were operating in, new vehicle inventory challenges for dealers worsened in the fourth quarter. This has significantly affected new vehicle sales across the country and extended the average time it usually takes for a consumer to purchase a vehicle.

In fact, our internal research shows that otherwise audience is still buying at the same rate as previously reported, but it's actually taking them twice as long to do so. So again, what's interesting is the overall quality of our audience is there. Again, consumers are just facing a very challenging buying environment and taking about twice as long to buy a vehicle.

In fact -- I'm sorry, one other note, and I'll just make this one other note. One other note about the macro environment that I think is very interesting is that the average monthly new vehicle SAAR, for the second half of the calendar year, it has only declined 6 times since 2000. So what I mean by this is when you do the -- when you look at the average SAAR for the first 6 months and compare it with the average SAAR for the second 6 months of any given year from 2000 to 2021, what you see is that it's only declined 6 times in that time period. Now that makes a lot of sense, right, because the automotive industry is very seasonal. And most of the big selling days and big selling weekends are actually in the back half of the year, the second half of the year, month 7 and beyond.

Now the largest decline in that time frame came in 2021, with the second half of the year average monthly SAAR being down 21.8% compared to the first half of the year. That means that the average for the first 6 months of the year, the SAAR, was 16.8. It means in the second half of the year, it was 13.1. That's where you get the 21.8% decline, which is substantial. And I'll tell you why in a second.

Because the second largest decline in those 21 years was actually in the back half of 2008. And that declined 20.2%. So as you can see, that was a very different environment, a very challenging environment, but challenging for different reasons. You can see that we've actually just worked our way through what appears to be the worst second half in terms of total vehicle sales from a SAAR perspective on the new car side that we've seen since 2000. Now we believe this is directly attributable to the inventory and pricing environment that new car buyers are currently facing.

So what does this mean for AutoWeb? During the fourth quarter, we continued to intentionally operate at lower levels of media spend. Despite these challenges, we were still able to methodically ramp up our used vehicle acquisition channel. And with the additional revenues generated, we were able to offset some of the slowdown that we experienced in the core leads business.

Now with CarZeus, our used vehicle acquisition business, we were focused heavily on scaling, optimizing and integrating that channel. Throughout the quarter, we were able to materially improve the unit economics of our San Antonio location. As expected, we did initiate our first expansion effort by moving into Austin, Texas, which we currently serve remotely through our existing operations in San Antonio. Now this part of our business is still in its infancy, and we spent much of the past quarter preparing for the broader geographic coverage that we aim to have. But again, we're very excited and bullish on the impact that this is going to have in our business overall.

In conjunction with our expansionary efforts within CarZeus, we also spent much of the quarter focused on curating a larger audience of consumers looking to dispose of their vehicles. I'm pleased to report that within our San Antonio market, our revenue per marketing dollar spent has increased over 480%, and the result in gross margin per marketing dollar spent increased over 775% when comparing the first 7 months of last year to the last 5 months of last year. Now the reason we do that comparison because, as you all know, we acquired the CarZeus asset at the end of July, which means it only had an effect on the business for the final 5 months. So again, as you can see, this has a material impact on the revenue per marketing dollar and on the gross margin per marketing dollars spent by AutoWeb, but we believe these metrics show that the consumers are positively engaging with our marketing initiatives, which has the potential to provide meaningful contribution to our profitability as we begin to scale this part of our business.

Overall, the fourth quarter capped off a very challenging year, but we're still pleased with the progress we were able to make. The macroeconomic environment, it slows our transformation, but I do believe that we've taken a series of impactful steps in preparing this company for the future. I remain exceptionally confident in our core operations across the organization. I look forward to scaling our used vehicle acquisitions while we cautiously monitor the macro environment.

Before I dive into the 2022 strategic initiatives, I'd like to turn the call over to our new CFO, Carlton Hamer, to walk through our fourth quarter and full year 2021 financials in more detail. Now as a reminder, Carlton and I have worked together in the past as he's worked with several of our senior executives here. He joined us as the Chief Financial Officer in January 2022. Carlton is a certified public accountant, bringing over -- bringing to our executive team almost 3 decades of experience, including a significant portion of the career dedicated to the automotive industry while at Cox Automotive. We're very excited to have Carlton's impressive financial acumen and strong background as a member of the senior executive team as we continue to move into 2022, and we continue to drive the business transformation of AutoWeb overall.

So with that, Carlton, I'm going to turn it over to you.

Carlton D. Hamer
Executive VP & CFO

Thank you, Jared, and good afternoon to everyone. It's a pleasure to be on the call today and to be joining AutoWeb at such a pivotal time. With that said, let's jump right into our fourth quarter results.

Total revenue in the fourth quarter was $17.8 million, up from $17.2 million in Q3 and up from $17.3 million in the year ago quarter. The increase was primarily a result of incremental revenue generated through our vehicle acquisition business, offset by reductions within our automotive digital marketing segment.

The industry challenges, Jared previously mentioned, continued to impact our automotive digital marketing segment, which, for the fourth quarter, totaled $14.1 million, down from $15.6 million in Q3 and $17.3 million in the year ago quarter. Within the automotive digital marketing segment, our leads revenue in the fourth quarter totaled $10.7 million, which is down compared to $12.0 million in Q3 and $13.6 million in the year ago quarter. These declines can be attributed to the unfavorable inventory challenges and pricing constraints brought on by global supply chain issues as well as the loss of the key customer in the second quarter of 2021.

Total retail dealer count for the fourth quarter came in at 1,581 dealers, down slightly from 1,617 in Q3 and down from 1,785 in the year ago quarter.

Also, within the automotive digital marketing segment, our digital advertising revenue, primarily click revenue, was $3.4 million in the fourth quarter, slightly down from $3.5 million in Q3 and $3.6 million in the year ago quarter.

Moving on to our used vehicle acquisition business. Our fourth quarter revenue totaled $3.7 million compared to $1.6 million in Q3. As a reminder, we acquired specified assets of CarZeus on July 31, 2021, and operations commenced on August 1, 2021. As such, the fourth quarter represents the first full quarter of financial results related to our used vehicle acquisition and resell business.

Turning to the gross profit line. Our consolidated fourth quarter gross profit was $3.5 million, which was down from $4.4 million in Q3 and $5.9 million in the year ago quarter. Fourth quarter gross margin came in at 19.8%, which was down from 25.8% in Q3 and 34% in the year ago quarter. As expected, the decline in gross margin is a result of our lower-margin vehicle acquisition business generating a larger portion of revenue combined with higher per unit costs in the automotive digital marketing business.

Consolidated operating expenses for the fourth quarter decreased to $5.9 million compared to $7.3 million in Q3 and $6.6 million in the year ago quarter. The decrease from Q3 to Q4 was largely related to adjusting the expense for our annual incentive compensation plan to better align with our results as well as the continued focus on expense management throughout the organization.

Consolidated net loss in the fourth quarter was $2.6 million or a loss of $0.20 per share compared to a net loss of $3.1 million or $0.23 per share in Q3 and a net loss of $900,000 or $0.07 per share in the year ago period.

Adjusted EBITDA in the fourth quarter was a loss of $1.3 million compared to a loss of $1.7 million in Q4 -- Q3 and a gain of $0.5 million in the year ago quarter. This decrease was primarily driven by the aforementioned inventory challenges, pricing constraints and unfavorable consumer spending environment that incurred throughout the quarter.

At December 31, 2021, cash and cash equivalents and restricted cash stood at $11.6 million compared to $15.1 million at December 31, 2020. The decrease was primarily due to the use of cash in our operating and investing activities.

At December 31, 2021, we had an outstanding balance of $10 million on our revolving credit facility with CIT Northbridge Credit compared to $10.2 million at December 31, 2020.

Now quickly running through the full year results in 2021. Total revenue was $71.6 million compared to $76.6 million in 2020. Gross profit was -- gross profit in 2021 was $20.3 million compared to $23.7 million in 2020. Total operating expenses in 2021 were $26.8 million compared to $29.2 million in the prior year. Net loss in 2021 improved to $5.7 million or a loss of $0.43 per share compared to a net loss of $6.8 million or $0.52 per share last year. It should be noted that this improvement was primarily driven by the positive impact from the PPP loan forgiveness we received in 2021. Adjusted EBITDA for 2021 was a loss of $1.8 million compared to a gain of $0.2 million in 2020.

As we get further into 2022, we will continue to closely monitor any changes in our industry conditions and intend to maintain our focus on optimizing our organizational efficiency as we make progress with our transformation strategy.

At this point, I'll turn the call back over to Jared for additional context on our strategic outlook. Jared?

Jared R. Rowe
CEO, President & Director

Thanks, Carlton. So as we move into 2022, we're very focused on executing what we can control. 2021 laid the foundation for AutoWeb's transformation from a digital media company to a transaction-enabled matchmaker marketplace, providing valuable synergies to both dealer partners and our high-quality consumer audience.

Our focus in 2022 is really quite simple. We intend to curate the high-quality, low-cost audience of consumers looking to acquire and dispose of vehicles. We intend to grow leads and clicks when inventory levels begin to recover. That's very important, when inventory levels begin to recover. We intend to aggressively manage expenses as we've done over the past 4 years, and we intend to geographically expand our vehicle acquisition services.

As part of our continuing investment in our core capabilities, I'd like to highlight a couple of leadership appointments we've made to start the year. First, we brought on Scott Edwards, Senior Vice President, Digital Marketing Operations. Scott is responsible for search engine marketing, digital marketing and digital advertising solutions. He brings over a decade of highly relevant experience to our team, and we're really excited to gain his expertise to build upon the company's legacy of efficient and high-quality audience generation. We also promoted Brett Nanigian, the Senior Vice President, Product and Technology. Brett has been with us since 2019 and has been responsible for the strategic direction, design, development and enhancement of the company's product portfolio. We're leaning on him to evolve our products and technology in support of our transactional matchmaker marketplace strategy. I think these appointments as well as a couple of others that I'm going to mention in a moment really show that we're continuing to invest in what really matters. And what really matters is our people and our core capabilities.

As you also know, we revamped our finance team by bringing on Carlton Hamer as Executive Vice President and Chief Financial Officer. We also brought in Josh Barsetti as our Vice President, Controller and Principal Accounting Officer. Since I introduce Carlton earlier, I'm just going to spend a couple of minutes telling you about Josh. Josh brings us 20-plus years of experience, driving efficiencies and productivity that align well with our model from an operational and finance perspective. Similar to Carlton, Josh is a CPA and has extensive experience in public company reporting, having previously held senior and executive level accounting roles in 2 publicly traded companies. Again, I'm really excited about the fact that we continue to make the investment in people and our core capabilities.

Looking at our strategic objectives for the 2 revenue channels, media and vehicle acquisition. Again, media is made up of leads and clicks. We're going to continue to provide what we believe is a best-in-class service for our dealer customers within our core digital marketing services as we navigate this extremely challenging macroeconomic environment. While we plan to continue leveraging our consumer audience from this channel, we don't anticipate this side of our business to provide meaningful growth opportunities until more favorable market dynamics return. And essentially, we don't expect leads and clicks to get back on a growth path until inventory levels return. We're still operating in that 30 to 5 -- 34 to 35 days' supply, which is well, well below industry standards.

In the meantime, we are -- we do remain committed to optimizing our platform and enhancing our solution for today's evolving automotive market. So as we continue to transform into a transactional marketplace that supports all forms of consumer and dealer interaction, as we announced in January of this year, we did enter into a new business arrangement with Autonomy to provide vehicle shoppers an opportunity to subscribe to Tesla Model 3.

This is really just another proof point in our commitment to staying relevant with shifting consumer preferences while exploring additional transaction monetization opportunities because, again, our core belief is that ultimately, this transactionally-enabled matchmaker marketplace is the approach of the future for third-party automotive marketplaces.

Now shifting the focus to our vehicle acquisition service, which is what we have the most control over this year. This year, we plan then to be intensely focused on optimizing, scaling and expanding this channel to fully capture the potential of this business. While the sequential improvement in revenue and gross margin for marketing dollar generated in San Antonio that I highlighted earlier were impressive, we know they're not optimized. Based on our understanding of how others in this market operate, we know that there is a significant opportunity in both lead to close rate improvement and gross margin per unit sold improvement when it comes to the vehicle acquisition service, which should enhance the positive impact that we believe vehicle acquisition will have on our overall financial performance.

So what I really mean by that is there are a lot of meat on the bone because while it's having a real positive impact in terms of the revenue that we generate for marketing dollar spent, the gross margin that we generate per marketing dollar spent, we also know that we haven't hit peak operational efficiency or effectiveness when it comes to the used vehicle acquisition side of our business.

Now in an effort to provide some additional context, I did want to go a bit deeper on the impact the vehicle acquisition has had on our finances in San Antonio. This is just in the market of San Antonio alone. So prior to incorporating vehicle acquisition into our business model in San Antonio, we generated on average $2.65 of revenue and $1.65 of gross margin per marketing dollar spent in San Antonio, okay? Because basically, what we're doing is we were selling leads and clicks and also some other things, but mainly leads and clicks alone in that market.

Now in the month since incorporating vehicle acquisition in San Antonio, our average revenue per marketing dollar spent has increased to $15.48 and our average gross margin per marketing dollar spent has increased to $14.48. So again, just to run through those numbers so we're clear, pre CarZeus in San Antonio, we're generating $2.55 per marketing dollar spent. That moved to $15.48. And we generated $1.65 in gross margin per marketing dollar spent, that increased to $14.48. So as you can see, the addition of used vehicle acquisition has materially impacted our marketing dollar effectiveness, which we believe validates our approach. And as I mentioned earlier, our vehicle acquisition performance is far from optimized.

So as we think about 2022, it's really how do you do more of that? How do you introduce more of the used vehicle acquisition into our environment so that we can get more of the benefit that you see here with each marketing dollar that we spend.

Now we have made progress in our expansion efforts as we entered the Austin market in the fourth quarter. Given that we're servicing -- we're still servicing this market virtually. We are ramping our volumes but not yet operating at what we believe could be our full potential capacity there. As a result, we have identified a physical location because, again, we're virtual in that market for our Austin storefront. And we're in the final phases of finalizing the lease for that space, which we do intend to have fully operational in Q2. So again, we're excited. We've been operating in Austin in a virtual manner for quite a while since Q4, but we're actually going to take that next step and move forward with the physical storefront in Q2. So you should see the Austin volume come online in a more meaningful way as we fully realize the operating model that has been successful in San Antonio in Austin.

Now more recently, we expanded into our third Texas community, which is Houston. We followed the same blueprint as we did in Austin, which means that we entered the market virtually, and we've been servicing it from San Antonio. We are looking to identify a physical storefront in Houston as well. Houston is a big step for us. Houston is a very, very large automotive market, one of the top 5 in the country. And so as we think about that further expansion into Houston, meaning the physical footprint, and really leaning into Houston, we want to make certain that we have all of the operational capacity necessary to do it well. So what you're seeing us do is you're going to see us continue to work on San Antonio. We're going to continue to lean into Austin. And we're preparing to move into Houston in a very -- in a much more meaningful way. That doesn't mean we can't gain value from Houston because we will continue to operate virtually in Houston. But again, we want to make certain that we get Houston right because it's a critical market for us.

So in the long term, we're very excited about the new opportunities the used vehicle acquisition business brings to our company. I believe that we're uniquely positioned to capitalize on this growing market given the complementary nature of our existing operations. Essentially, what we're doing is we're using the media side of the business to subsidize the vehicle acquisition side of our business, and they're incredibly complementary because north of 60% of all consumers who come through the channel and want to buy a car, they have a vehicle to dispose of.

I'd like to remind everyone that we are not leaving our core business behind. As I said, they're very, very complementary. On the contrary, we're going to continue to find new ways to bolster and evolve our digital marketing efforts. Our target is to turn this company from one that is significantly affected by changes in the macroconditions into one that's resilient and steadfast to future market constraints that will inevitably occur. The only way to do this is to diversify our channels, and we've already begun to see the results of our efforts in CarZeus. We remain committed to executing upon our growth initiatives, and we believe that this strategy will ultimately drive long-term value for our shareholders, which is why we're going to stay focused on what we can control this year.

Listen, folks, we can't control inflation. We can't control the Fed and the environment of increasing interest rates. We can't control vehicle inventory, but we can control how we develop our audience. We can control how we actually then extract vehicles via the used vehicle acquisition channel and grow that side of the business. The total addressable market on the digital media side in automotive is about $17 billion as estimated by a marketer for the year 2022. The total addressable market in the used vehicle acquisition business is closer to $230 billion. It's a much larger market. So using our audience in this way, in this layered monetization approach, we think, positions us exceptionally well for the future.

So that's the end of our prepared remarks. So with that, I'm going to turn it back over to Josh, our operator, to start the Q&A session. Josh?

Question and Answer

Operator

[Operator Instructions] Our first question comes from Maxwell Michaelis with Lake Street Capital.

Maxwell Scott Michaelis
Lake Street Capital Markets, LLC, Research Division

First of my several questions that I got, should we expect a similar sale price going forward in the next couple of quarters? I think it was $19,000 here in Q1. And then what should we expect on units sold going forward? And what have you seen throughout Q1? And has anything material changed, I guess, from Q4?

Jared R. Rowe
CEO, President & Director

Thanks for the question and let me make certain I don't miss any. So the first thing is in terms of average transaction prices. I do think it's going to be in that range. It may come down a little bit. We're not basing our thinking, and the go-forward approach is continuing escalation on the used car side. I think you're going to see used car pricing start to moderate this year. Industry experts believe anywhere from 3% to 9%. I think it's going to be on the higher end of that this year and then come down, they believe, even another 15% next year as new vehicle inventory comes online. But again, that all is dependent upon new inventory -- new vehicle inventory coming online.

So we're not basing our expectations of the performance of this business on an ever-increasing used car price. So I'd think of it as at, call it, $19,000 range. We get a little bit better than that, that's great. But again, our success is not based on that. So that's your first question.

In terms of the second question on the unit volumes, that's not something we're sharing. We don't provide guidance, and the unit volumes would be really guiding the earnings. We think we can continue to grow this side of the business. The intention is to continue to grow this side of the business.

Again, on the leads and clicks side, we're focused on really managing that business and maintaining it until inventory comes back. But that doesn't mean that we can't curate and use that audience in this new way and get the benefits of our layered monetization approach because, as you know, this isn't an either or. We can monetize via the lead. We can monetize via the click for the same impression. And we can monetize via the used vehicle acquisition side, all for the same impression. The whole layered monetization approach is really, really important to how we think about the market overall. So again, we do expect growth in this type of business, but we aren't providing any specifics around that just because we aren't providing guidance. And I'm sorry, you had a third question, I believe. What's the third one?

Maxwell Scott Michaelis
Lake Street Capital Markets, LLC, Research Division

Yes. No, I guess it wasn't really a guidance question, more or less how it's trended in a positive direction, but it sounds like it has. And then just kind of going to the gross profit dollars for fiscal year 2022. I think it was 6% for Q4. Is that something we should expect going into 2022, just that same range? Or should we expect some margin accretion in fiscal year 2022, I guess?

Jared R. Rowe
CEO, President & Director

Carlton, why don't you take that one?

Carlton D. Hamer
Executive VP & CFO

Yes. There's a lot of factors that go into the margin, obviously, for a particular quarter. This one is in a range of what the company can do and what other competitors have done. But as you could imagine, we would aspire to do a little more in the future, but it's in the range.

Jared R. Rowe
CEO, President & Director

Yes. So when you think about the vehicle acquisition side specifically, that -- I think we talked about 7% to 10% in that range last time we talked. We expect to operate in that range going forward on the vehicle acquisition side specifically.

Maxwell Scott Michaelis
Lake Street Capital Markets, LLC, Research Division

All right. And then I guess just shifting to CarZeus overall expansion. Outside of Texas, what are your guys' plans going forward? Have you guys thought about that yet? And then is there any hiccups along the way that we should know about, especially in San Antonio, I guess, with the rollout there?

Jared R. Rowe
CEO, President & Director

So in terms of geographic expansion, we've laid out kind of a path forward. Again, I apologize, we're going to be a little cagey on that. We're going to stay focused on what we've got in front of us right now, which is Austin and Houston. Again, Houston is one of the top 5 automotive markets in the country. It's a very, very large market.

And so we've got a lot of good growth just sitting in front of us, optimizing San Antonio because we haven't hit full stride there, growing into Austin and then growing into Houston. Those 3 markets just continuing there would have a material impact on our business overall.

In terms of hiccups, listen, this is a retail business. And so it's a little different than what we've done historically. And you've got a lot of the same constraints that you see in other businesses, a more retail focused in that hiring for these roles and scaling up those sorts of things a little different than we've done in the past. So we think that there's a good opportunity there, like I mentioned earlier, our lead to buy ratio, which is really the conversion rate of every inbound request that we get to a vehicle sale, we believe that we are not at kind of industry average there yet. And so there's improvement there, and that's really an operational process improvement.

And then also on the gross per unit, that is where, like I mentioned earlier, we think that there's opportunity for us to grow that as well. And then on top of that, like I said, making certain that we hire and retain the folks we need to hire and retain as we move geographically. That recruiting process is just -- is something that is a little bit new to us, but we're pleased with the initial results because they've allowed us to move into Austin, as we mentioned. And we're pretty pleased with the initial results we're seeing in Houston and our ability to get a foothold there as well and move into a physical location, again, when we have enough organizational capacity to do it right. Because when you move into a market like Houston, you want to make certain that you are executing very, very well there because that's -- like I said, it's a much larger market than either San Antonio or Austin.

Operator

Our next question comes from Gary Prestopino with Barrington Research.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Carlton, do you have the actual lead fees, clicks fees, display another numbers for revenue for Q4?

Carlton D. Hamer
Executive VP & CFO

Yes, I do.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

I'm sorry if you mentioned it in the call. I didn't pick it up, but...

Carlton D. Hamer
Executive VP & CFO

No. The -- for Q4, specifically, the lead fees were $10.7 million; digital advertising, $500,000; click revenues, $2.9 million; and used vehicle was $3.7 million.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Right. I got that. Okay. Great. Okay. That's really helpful. So let's talk about with the cars that you're selling right now, is the predominance of your traffic coming through the actual website as people are doing searches for used or new vehicles, Jared?

Jared R. Rowe
CEO, President & Director

Yes, it's a mix of both, Gary. We are leveraging the audience that we already have from an SEM perspective, right? We're funneling some -- we're basically intercepting some of that traffic, right, and sending that through. We also are leveraging our search engine arbitrage capability that were largely built to focus on the new car side. And we're using that to run vehicle acquisition-specific campaigns as well. And we're pretty pleased with the results there, too.

So when we think about this, Gary, it's use the audience we have. And it's also use the capabilities we have to extend that audience even further in a really specific and focused way around vehicle acquisition. It's how we've been able to reduce the cost per lead within CarZeus significantly. Pre-acquisition versus post acquisition, we're running far more efficiently on a per lead basis. And again, the lead is how this whole thing starts. Instead of generating a lead for somebody else, we're generating it for ourselves, and then we're pushing it into this channel. So we do a little of both, Gary.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Is there a way that your dealer base can -- how are you trying to serve your dealer base through their ability to acquire vehicles through you? Or is that just not happening? You just sell it through the wholesale channel?

Jared R. Rowe
CEO, President & Director

We just sell through the wholesale channel. So we go out and find consumers who are interested in this sort of service. Many are interested in the traditional process. We acquire those -- that inventory, and then we push it right back through the wholesale lane, which benefits the dealers in that they can go acquire that inventory in the old-fashioned way they always have.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. So -- and then lastly, in terms of the dealer count, I mean, once again, it was down, but some of that is going to be because some dealers may have temporarily turned you off because in a tight inventory situation, they don't need your services. But is -- do you have a sense of how many of these dealers year-over-year have basically stopped even considering being a customer of AutoWeb or just kind of temporarily turned you off?

Jared R. Rowe
CEO, President & Director

That's a good question, Gary. I don't have a good sense of exactly that. And the reason is because, to your point, you can turn it on and off regularly. Now what I can tell you is, is that we see a lot of churn, a lot of churn, a lot of the same names come back. And we'll turn it on for, say, a make model combination or they turn us on for used car, new car. I mean the fundamental issue for us, Gary, isn't getting the dealer to consider leads. The fundamental issue for us is competing for those dollars with a product that's a bit commoditized and in a market that is extremely, extremely difficult, right?

To your point, when you're operating on 30-day supply, and you presold the bulk of your inventory, you don't need to be advertising. You should harvest that profitability. So we believe very strongly in the core value of our product. When we get in front of a dealer and can make that pitch, in particular with the sophisticated dealers, the ones who really look at this on a cost per impression basis, we're pretty effective in those instances. We're just facing a really, really tough market right now. So...

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Could you just remind me, your pricing to the dealer, is that on a per lead basis in a sense? Or do they have to take a subscription to your services?

Jared R. Rowe
CEO, President & Director

No. Per lead. Per lead. We kill here. So we are very much a performance-based media spend. And therefore, we've seen some success are, Gary. If you see that click line, we've done a nice job of keeping the dealers engaged, and we're seeing them transition. You may not need new car leads, but hey, how about some click traffic for a used car -- or for a new car consumer that maybe you want to funnel over into your used car dealer website. We've seen some good positive signs there.

Again, the core quality of our audience is there. We've actually improved it over the last several years. It's there. The fundamental issues that we've had, and we've talked about this, Gary, is that we don't get full value in the market largely because we're selling leads and clicks. The interesting thing is that we can continue to sell leads and clicks, high-quality stuff, good stuff that we know the dealers will want when inventory comes back, in particular, when inventory comes back in a big way, which we believe ultimately will. And at the same time, we can leverage that same lower funnel, high-intent audience and monetize in a way where we get more value. And that's in the vehicle acquisition side. Again, that's why we're really excited about how complementary these things are.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Yes. I mean how much capacity do you have on the vehicle acquisition side to expand that? I mean is the goal to add 3 or 4 metropolitan areas a year? Or can you do more than that?

Jared R. Rowe
CEO, President & Director

Good question. I've got 2 answers for you. On the audience side, we've got enough to go to the top 25 markets tomorrow, right, from an audience perspective. We're there, and we feel really good about that.

From a capacity perspective, making certain that we've got the people to process these leads, to manage it, to do the inspections, the paperwork, that's the side that we're going to have to make investments in. And we're going to be methodical and thoughtful in how we do that, Gary.

So when you think about what's going to constrain us a bit, what's going to constrain us a bit is our ability to hire the folks, get them up and running, and to manage that process there. That's the more difficult side of this. Again, the audience is there. It's one of the reasons why we talk about not just organic growth, but we've talked publicly about inorganic opportunities as well because, ultimately, what we want is we want more of this. We need more of this. And that's the focus for 2022 is how you can do more. And again, the limiting factor for us is going to be the physical footprint that we expand, even though it's a light physical footprint, 1,000 square feet, a few people, in this labor market, it's difficult to find a few people. You've got to train them up and get them going. And that's just a little bit of a slower process than we've had historically on the digital media side.

Gary Frank Prestopino
Barrington Research Associates, Inc., Research Division

Okay. Do you -- as you talk to your dealer base, are they all basically saying the same thing, a back half of the year, it's going to be much better than the first half of the year, and there are -- or is it just a mixed bag?

Jared R. Rowe
CEO, President & Director

It's a mixed bag. Some are optimistic. It's week-to-week, Gary. Some are optimistic that second half inventory is coming back. Some are pessimistic, that it's not coming back until next year. From a planning perspective, we're not counting on it. I mean from a planning perspective, we're counting on controlling what we can control, which is use this audience that we have, right, manage it to a reasonable level, which we've done, manage expenses aggressively, which we've done, and then lean into the vehicle acquisition side because it's a much larger total addressable market.

And the economics are better, and it's so complementary to our existing audience that we can use it in that way. So -- and the interesting thing, too, Gary, is that as the market comes back, right, as inventory comes back, lead volume will come back. If lead volume comes back, click volume will come back. As leading clicks volumes come back, our audience expands. Our audience expands, it gives us more raw material for the vehicle acquisition side of the business, too, because it's got this flywheel effect.

So again, we're hunkered down and focus this year on managing the core business, just keeping that hole and continue to manage that as aggressively as we can and really building out the used vehicle acquisition side. Really, like I said, geographic expansion. I'm sorry, Gary.

Operator

Our next question from Ed Woo with Ascendiant Capital.

Edward Moon Woo
Ascendiant Capital Markets LLC, Research Division

Yes. Have you seen any change in competition with vehicle acquisition business?

Jared R. Rowe
CEO, President & Director

Yes, Ed. Yes. A lot of folks are in it. You've got a lot of folks turning the water or killing the flow, whichever you want to use. And so yes, yes, we've seen it. We've also seen it ebb and flow a little bit in terms of consumer expectations as valuations have fluctuated a little bit. But, Ed, from our perspective, that's all good, and that's all very positive. And the reason I say that is because the more that the transaction gets pulled apart, the more that, that becomes normal through the marketing efforts of CarMax, Carvana, Vroom, AutoNation, Sonic, with all the big players, they're talking about how we'll buy your car as opposed to a trade-in. The more that they get consumers comfortable with that process of pulling that transaction apart, the better it is for us because there's less education required in terms of having the consumer understand the benefits of selling directly versus some of the other channels that they have available to them.

So yes, we see this as a growth area for the industry overall. And like I mentioned, the total addressable market is so large, and our audience is well positioned, which is why we believe we've got a right to win in that space, kind of vertically integrating third-party audience efficiency with first-party monetization, which is really what we're talking about here, is really interesting and unique in this industry. Quite frankly, there's only one other player in the space who does it this way, third-party audience with first-party monetization, besides us, but we believe ultimately, that's where the market is truly headed.

Operator

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Rowe for closing remarks.

Jared R. Rowe
CEO, President & Director

Well, thank you, everybody. We appreciate the time today. We appreciate your continued support. Again, I just want to -- I really want to thank the team at AutoWeb. And the last couple of years have been an interesting couple of years for most companies, ours included. And so we've got a team here that's dedicated, working hard, doing a lot of great work.

And I'd like to thank the stakeholders as well. This has been a long journey, 4 years, in terms of the business transformation. Still have some work ahead of us, but we're very excited about the future. So I just want to say thank you. Appreciate the time. Appreciate the support, and we look forward to talking with everybody again at the end of Q1. So with that, just take care, and we'll talk again soon.

Operator

Thank you. Ladies and gentlemen, this does conclude today's teleconference. You may disconnect your lines at this time. Thank you for your participation.